UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
November 12, 2010
Date of report (Date of earliest event reported)
STONE ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12074	72-1235413

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 E. Kaliste Saloom Road Lafayette, Louisiana	70508

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (337) 237-0410
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On November 12, 2010, Stone Energy Corporation, a Delaware corporation (the “Company”), and Stone Energy Offshore, L.L.C., a Delaware limited liability company and a wholly owned subsidiary of the Company (“Stone Offshore”), entered into an underwriting agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several underwriters named therein (collectively, the “Underwriters”), in connection with an underwritten public offering of $100 million aggregate principal amount of the Company’s 8.625% Senior Notes due 2017 (the “Senior Notes”). The Senior Notes are an additional issuance of the company’s outstanding 8.625% Senior Notes due 2017, which it issued in January 2010 in an aggregate principal amount of $275 million. The Senior Notes will be issued at a price equal to 100.50% of the principal amount thereof resulting in a yield to maturity of 8.515%. The Senior Notes will be guaranteed on a senior unsecured basis by Stone Offshore and by certain future restricted subsidiaries of the Company (the “Subsidiary Guarantors”). The Senior Notes were offered and sold under a prospectus filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Company’s shelf registration statement on Form S-3 (Registration No. 333-158998) (the “Registration Statement”). The Senior Notes will be issued pursuant to an indenture entered into among the Company, Stone Offshore and The Bank of New York Mellon, National Association, as Trustee (the “Trustee”) on January 26, 2010 (the “Base Indenture”), as amended and supplemented by the First Supplemental Indenture thereto dated as of January 26, 2010, among the Company, Stone Offshore and the Trustee (the “First Supplemental Indenture” and, together with the Base Indenture, the “2010 Indenture”).
     The Underwriting Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing, obligations of the parties and termination provisions. Additionally, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities. Furthermore, the Company has agreed with the Underwriters not to offer or sell any debt securities of the Company or securities exchangeable for or convertible into debt securities of the Company (other than the Senior Notes) for a period of 60 days after the date of the Underwriting Agreement without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.
     The Company intends to use the net proceeds from the offering of the Senior Notes of approximately $97.85 million (after deducting underwriting discounts and commissions and estimated expenses) for general corporate purposes, which will include the repayment of borrowings under its senior secured bank credit facility and the payment of amounts due related to the acquisition of additional lease acreage in Appalachia. Affiliates of certain of the Underwriters are lenders under the Company’s bank credit facility and will receive more than 5% of the net proceeds from the offering of the Senior Notes. Tudor, Pickering, Holt & Co. Securities, Inc. acted as the qualified independent underwriter with respect to this offering.
     In connection with the offering of the Senior Notes, on November 9, 2010, Stone entered into an amendment to its bank credit facility, which permits Stone to issue up to $150 million in notes. The amendment further provides that on the date of the issuance of any additional debt after November 9, 2010, under the 2010 Indenture, the borrowing base under the credit facility will be automatically reduced by an amount equal to 30% of the amount of such debt. Upon completion of this offering, Stone’s borrowing base will be automatically reduced from $395 million to $365 million.
     The foregoing description of the Underwriting Agreement is a summary and is qualified in its entirety by reference to such Underwriting Agreement, a copy of which is filed herewith as Exhibit 1.1 and is incorporated herein by reference. The Base Indenture and the First Supplemental Indenture were filed as Exhibits 4.2 and 4.3, respectively, to the Company’s current report on Form 8-K filed on January 29, 2010 and are incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.
     On November 12, 2010, Stone issued a press release, which announced the pricing of its $100 million aggregate principal amount of Senior Notes due 2017. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01.
     In accordance with General Instruction B.2 of Form 8-K, the information in this report, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”) or otherwise subject to the liabilities of that section, nor shall such information, including Exhibit 99.1 be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

1.1	Underwriting Agreement dated November 12, 2010, by and among Stone Energy Corporation and Stone Energy Offshore, L.L.C. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several underwriters named therein.

5.1	Opinion of Vinson & Elkins L.L.P.

12.1	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Vinson & Elkins L.L.P. (included in its opinion filed as Exhibit 5.1).

99.1	Press release dated November 12, 2010, “Stone Energy Corporation Prices Public Offering of $100 Million of Senior Notes.”

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, Stone Energy Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STONE ENERGY CORPORATION
Date: November 16, 2010	By:	/s/ J. Kent Pierret
J. Kent Pierret
Senior Vice President, Chief Accounting Officer and Treasurer

EXHIBIT INDEX

Exhibit
Number	Description
1.1	Underwriting Agreement dated November 12, 2010, by and among Stone Energy Corporation and Stone Energy Offshore, L.L.C. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several underwriters named therein.

5.1	Opinion of Vinson & Elkins L.L.P.

12.1	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Vinson & Elkins L.L.P. (included in its opinion filed as Exhibit 5.1).

99.1	Press release dated November 12, 2010, “Stone Energy Corporation Prices Public Offering of $100 Million of Senior Notes.”